Exhibit 99.1

Press Release March 16, 2015	7575 W. Jefferson Blvd. Fort Wayne, IN 46804

Steel Dynamics Announces Redemption of 7 5/8% Senior Notes Due 2020

FORT WAYNE, INDIANA, March 16, 2015 — Steel Dynamics, Inc. (NASDAQ/GS: STLD) announced today that it has repaid all of its outstanding 7 5/8% Senior Notes due 2020 (the “Notes”) at a price of 103.813% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, March 16, 2015, the date of redemption. On and after the redemption date, the Notes are no longer deemed to be outstanding, interest ceases to accrue thereon and all rights of the holders of the Notes cease to exist, except for the right to receive the redemption price, without further interest.  Associated premiums and related expenses of approximately $17 million were recorded in March 2015.  The repayment of $350.0 million of the principal amount of the Notes will reduce the company’s annual interest burden by $27 million.

The Notes were issued in the original principal amount of $350.0 million pursuant to an Indenture dated as of March 17, 2010, as amended by a First Supplemental Indenture dated as of September 16, 2014, (together, the “Indenture”), among the company, as Issuer, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee. The notice of redemption containing information required by the terms of the Indenture was sent to registered holders of the Notes on February 13, 2015.  Questions relating to redemption should be directed to Wells Fargo Bank, National Association at 1-800-344-5128 or by fax at (612)-667-6282.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.8 billion in 2014, over 7,700 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, eight steel coating facilities, two iron production facilities, over 90 metals recycling locations and six steel fabrication plants).

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the nonresidential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Theresa E. Wagler, Executive Vice President and Chief Financial Officer—+1.260.969.3500